UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

125 East Main Street, Suite 602 American Fork, Utah (Address of Principal Executive Offices)	84003 (Zip Code)
801-418-9378 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 3, 2015, the Board of Directors (the “Board”) of Golden Phoenix Minerals, Inc. (the “Company”) approved the appointment of Patrick Highsmith to the Board.

Patrick Highsmith is a 25-year veteran of the mining industry, having worked in mine operations, exploration, and business development for Rio Tinto, BHP Billiton, and Newmont Mining.  Mr. Highsmith is an experienced manager and director of public and private companies.  Since 2008, Patrick has been involved in the founding, management, financing, and sale of junior mining companies, associated with more than $60 million in financings during this period.  During his tenure as COO and CEO at Lithium One Inc., he led the discovery teams on the Sal de Vida and James Bay lithium projects. He negotiated Lithium One’s strategic joint venture with LG, KORES, and the Korean government on the Sal de Vida lithium and potash project in Argentina before co-engineering the 2012 sale of the company for over $100 million.

Patrick has evaluated and worked on more than 250 projects in 26 countries. He is a seasoned negotiator, having helped to forge all manner of joint ventures, investments, strategic partnerships, and acquisitions. During the last year, Patrick was involved in the start-up of the Golden Chest Mine and New Jersey Mill in northern Idaho. He is currently advising private investor groups on acquisitions of operating assets in the gold and metals mining sectors.

Mr. Highsmith has a Bachelor of Science degree in Geological Engineering and a Master of Science in Economic Geology from the Colorado School of Mines. He also brings to Golden Phoenix an extensive network across the technical, business, and financial sectors of the mining industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,

Dated: August 6, 2015	/s/ Dennis P. Gauger
Dennis P. Gauger
Chief Financial Officer and Secretary